                  MEMBERSHIP INTEREST PURCHASE AGREEMENT


     This Membership Interest Purchase Agreement (this "AGREEMENT") is made and entered into as of the 11th day of January, 1999, by and among Westminister Capital, Inc., a Delaware corporation ("PURCHASER"), One Source Industries, LLC, a California limited liability company (the "COMPANY"), One Source Industries, Inc., a California corporation ("SELLER"), Drew Sherline and Cathy Sherline.

     A. Seller and Drew Sherline formed the Company on December 31, 1998 in order to conduct the business historically conducted by Seller. In connection with forming the Company, Seller contributed all of its assets and liabilities to the Company pursuant to the terms of a certain Operating Agreement of One Source Industries, LLC, dated as of January 1, 1999.

     B. Seller owns a 99% membership interest in the Company and Drew Sherline owns a 1% membership interest in the Company.

     C. On the terms and subject to the conditions of this Agreement, Purchaser desires to purchase from Seller, and Seller desires to sell to Purchaser, an 80% membership interest in the Company (the "PURCHASE PERCENTAGE").

     NOW, THEREFORE, with reference to the foregoing facts, and consideration of the mutual covenants and agreements hereinafter set forth, Purchaser, Seller, Drew Sherline, Cathy Sherline and the Company agree as follows:

          1.   DEFINITIONS.

          As used in this Agreement and the exhibits and schedules attached hereto, the following terms shall have the following meanings:

          "1998 ADJUSTED EARNINGS" shall mean the net earnings of Seller before income taxes for the 1998 calendar year as reflected in the Seller's 1998 financial statements prepared in accordance with generally accepted accounting principles applied on a basis consistent with the policies, practices and procedures, and using the same classifications, judgments and estimation methodologies, used in the preparation of the Seller Financial Statements, but without deduction of cash compensation paid to Drew Sherline in excess of $50,000 and subject to the adjustments reflected on EXHIBIT A hereto.

          "ACQUISITION" shall mean the purchase and sale of the Purchased Membership Interest pursuant to this Agreement.

          "ACTION" shall mean any lawsuit, litigation, action, demand, suit, proceeding, inquiry, arbitration or claim before any court or Governmental Authority, whether formal or informal, or civil, criminal, administrative, or investigative, and includes mediation, arbitration, appellate, bankruptcy and judgment-execution proceedings.

          "ADJUSTED PURCHASE PRICE" shall mean the 1998 Adjusted Earnings multiplied by 4 and then multiplied by the Purchase Percentage.

          "AFFILIATE" shall mean, with respect to any specified Person: (a) any other Person who, directly or indirectly, owns or controls, is under common ownership or control with, or is owned or controlled by, such specified Person; (b) any other Person who is a director, officer, partner or trustee of the specified Person or a Person described in clause (a) of this definition or any spouse of the specified Person or any such other Person;
(c) any relative of the specified Person or any other Person described in clause (b) of this definition; or (d) any Person of which the specified Person and/or any one or more of the Persons specified in clause (a),(b) or
(c) of this definition, individually or in the aggregate, beneficially own 10% or more of any class of voting securities or otherwise have a substantial beneficial interest.

          "AGREEMENT" shall mean this Agreement, as amended, supplemented or modified from time to time in accordance with its terms.

          "AMENDED AND RESTATED OPERATING AGREEMENT" shall mean the Amended and Restated Operating Agreement of the Company entered into on or prior to the Closing by and between Purchaser, Seller and Drew Sherline, which agreement shall be substantially in the form of the Amended and Restated Operating Agreement attached as EXHIBIT B to this Agreement.

          "ANNUAL ADJUSTED EARNINGS" shall mean the net earnings of the Company before income taxes for a Payment Year as reflected in the Company's financial statements prepared in accordance with generally accepted accounting principles applied on a basis consistent with the policies, practices and procedures, and using the same classifications, judgments and estimation methodologies, used in the preparation of the Seller Financial Statements, but without deduction for any and all fees paid by the Company to Global Capital Markets in connection with the transaction which is the subject of this Agreement. Notwithstanding the foregoing, in calculating Annual Adjusted Earnings for a Payment Year, the amount of Company operating expenses to be deducted for such Payment Year shall be limited to the lesser of: (a) the Company's actual operating expenses for such Payment Year; or (b) an amount equal to (i) the total revenues for such Payment Year multiplied by the Operating Expense Percentage, plus (ii) 50% of the cash compensation paid to the Company's Chief Executive Officer during such Payment Year.

          "BEST KNOWLEDGE" with respect to any Person shall mean and include:
(a) actual knowledge of the Person, including, the actual knowledge of any of the officers, directors, members or managers of such Person; and (b) that knowledge which a prudent businessperson could have obtained in the management of his business after making due inquiry, and after exercising due diligence, with respect thereto.

          "BUSINESS CONDITION" of any Person shall mean the condition (financial or other), earnings, results of operations, business or properties of such Person.

          "BUSINESS DAY" shall mean any day except a Saturday, Sunday or other day on which commercial banks in the cities of Los Angeles, California are authorized by Law to close.

          "CHARTER DOCUMENTS" means (i) the Certificate or Articles of Incorporation, Certificate or Articles of Organization or similar corporate or limited liability company charter or other instrument of organization and
(ii) the Bylaws, operating agreement or similar instrument.

          "CLOSING" shall mean the closing of the transactions contemplated by this Agreement.

          "CLOSING DATE" shall mean the date of the Closing.

          "COMPANY" shall mean One Source Industries, LLC, a California limited liability company.

          "COMPANY CONTRACT" shall mean any Contract to which the Company is a party or otherwise bound, or to which any asset or property of the Company is subject.

          "COMPANY DISCLOSURE SCHEDULE" shall mean the schedule of exceptions to representations and warranties of Seller, Drew Sherline, Cathy Sherline and the Company made pursuant to Section 3 hereof.

          "COMPANY MEMBERSHIP INTEREST" shall mean an ownership interest in the Company, which includes a Member's share of the profits and losses of the Company, a Member's right to receive distributions of the Company's assets, a Member's right to vote or participate in the management of the Company as permitted under the Company's operating agreement, and a Member's right to information concerning the business and affairs of the Company, as provided in the Company's operating agreement and under the provisions of the California Limited Liability Company Act.

          "CONTINUING OBLIGATIONS" shall mean the obligations of the Company to Drew Sherline or Cathy Sherline for salaries for the bi-monthly payment period in which the Closing occurs.

          "CONTRACT" shall mean any written or oral note, bond, debenture, mortgage, license, agreement, commitment, document, instrument or contract.

          "CURRENT BALANCE SHEET" shall mean the balance sheet of Seller as of October 31, 1998.

          "DEFERRED CONSIDERATION" shall mean the amount, if any, by which the Adjusted Purchase Price exceeds $4,800,000.

          "EMPLOYEE PLAN" with respect to any Person shall mean any plan, arrangement or Contract providing compensation or benefits to, for or on behalf of employees and/or directors of such Person, including employment, deferred compensation, retirement or severance Contracts; plans pursuant to which Securities are issued, including stock purchase, stock option and stock appreciation rights plans; bonus, thrift, pension, savings, insurance, profit sharing, severance, loan guaranty, employee loan or incentive compensation plans or arrangements; supplemental unemployment benefit, hospitalization or other medical, life, dental, vision, health care or other insurance; and ERISA Plans.

          "EMPLOYMENT AGREEMENT" shall mean the Employment Agreement entered into on or prior to the Closing by and between the Company and Drew Sherline, which agreement shall be substantially in the form of the Employment Agreement attached as EXHIBIT C to this Agreement.

          "ENVIRONMENTAL LAW" shall mean any order, writ, injunction, decree, judgment, ruling or Law of any Governmental Authority, or any binding agreement with any such Governmental Authority, relating to pollution or protection of the environment (including ambient air, surface water, groundwater, land surface or subsurface strata), including, without limitation, the Resource Conservation and Recovery Act of 1976, as amended; the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended; the Superfund Amendments and Reauthorization Act of 1986, as amended; the Toxic Substances Control Act of 1976, as amended; the Occupational Safety and Health Act of 1970, as amended; the Emergency Planning and Community Right-To-Know Act of 1986; the Federal Water Pollution Control Act Amendments of 1972, as amended by the Clean Water Act of 1977 and the Water Quality Act of 1987; and the Clean Air Act, as amended, and other Laws relating to (a) emissions, discharges or releases of Polluting Substances or (b) the handling, storage, disposal, reclamation, recycling or transportation of Polluting Substances.

          "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended, and includes all rules and regulations promulgated under that Act.

          "ERISA PLANS" of any Person shall mean all "employee benefit plans," within the meaning of Section 3(3) of ERISA maintained by, contributed to (or required to be contributed to), or sponsored by such Person.

          "EXPLOIT" shall mean manufacture, advertise, license, market, merchandise, promote, publicize, sell, use, market or distribute, and "EXPLOITATION" shall have a correlative meaning.

          "GOVERNMENTAL AUTHORITY" shall mean any nation or government, any state or other political subdivision thereof, a public body or authority, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, whether domestic or foreign or local, state, regional or national.

          "INCOME TAX" means any federal, state, local, or foreign income tax, including any interest, penalties, and additions imposed with respect to such taxes.

          "INCOME TAX RETURN" means all returns, declarations, reports, claims for refunds, information returns, statements, and other forms required to be filed with respect to any Income Taxes, including any schedule or attachment thereto, and including any amendments thereof.

          "INDEBTEDNESS" of a Person shall mean: (a) indebtedness of such Person for money borrowed, whether short-term or long-term and whether secured or unsecured; (b) the undrawn face amount of, and unpaid reimbursement obligations in respect of, all letters of credit issued for the account of such Person; (c) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments; (d) all obligations of such Person upon which interest charges are customarily paid; (e) obligations of such Person to purchase, redeem, retire, defease or otherwise acquire for value any capital stock or other equity interests of such Person or any warrants, rights or options to acquire such capital stock or other equity interests, (f) all indebtedness of the types referred to in clauses (a) through (e) above of another Person which is guaranteed directly or indirectly by such Person or secured by the assets of such Person and (g) renewals, extensions, refundings, deferrals, restructurings, amendments and modifications of any such indebtedness, obligation or guarantee.

          "IP" shall mean patents, trademarks, service marks, trade names, copyrights (which have been filed with the federal copyright authorities), trade secrets, trade dress and other rights and property commonly referred to as intellectual property, and rights or licenses to use the same, and any and all applications therefor.

          "IRC" shall mean United States Internal Revenue Code of 1986, as amended and in effect from time to time (or any successor statute in effect from time to time), and the rules and regulations promulgated thereunder.

          "IRS" shall mean the United States Internal Revenue Service.

          "LAW" shall mean any foreign, federal, state or local statute, law, rule, regulation, ordinance, order, code, policy or rule of common law arising from final nonappealable decisions of Governmental Authorities and state and federal courts in the United States, now or hereafter in effect, and in each case as amended, and any judicial or administrative interpretation thereof by a Governmental Authority or otherwise, including any judicial or administrative order, consent, decree or judgment arising from final nonappealable decisions of Governmental Authorities and state and federal courts in the United States.

          "LIEN" shall mean any mortgage, deed of trust, pledge, security interest, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), or preference, priority, or other security agreement or preferential arrangement, charge, or encumbrance of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the Uniform Commercial Code or comparable Law of any jurisdiction to evidence any of the foregoing).

          "LOSSES" shall mean losses, liabilities, damages, claims, fines, penalties, judgements, demands, assessments, levies, costs and expenses, sustained or incurred by the party incurring such Losses, including without limitation, reasonable attorneys', accountants', investigators' and experts' fees and expenses, sustained or incurred in connection with the defense or investigation of any Action, net of any insurance proceeds actually collected in respect thereof (net of related expenses, including premium adjustments).

          "MEMBERSHIP INTEREST EQUIVALENTS" shall mean options, warrants, calls, rights, commitments, convertible securities and other securities pursuant to which the holder, directly or indirectly, has the right to acquire (with or without additional consideration) membership interests or the right to receive any benefits or rights similar to any rights enjoyed by or accruing to the holders of membership interests.

          "OPERATING EXPENSE PERCENTAGE" shall mean the percentage resulting from dividing (a) Seller's total operating expenses for the year ended December 31, 1998, less cash compensation paid to Drew Sherline in excess of $50,000, plus $75,000 and subject to the adjustments reflected on EXHIBIT A hereto, by (b) Seller's total revenues for the year ended December 31, 1998, as reflected in Seller's 1998 financial statements prepared in accordance with generally accepted accounting principles applied on a basis consistent with the policies, practices and procedures, and using the same classifications, judgments and estimation methodologies, used in the preparation of the Seller Financial Statements

          "PAYMENT YEARS" shall mean the years ended December 31, 1999, 2000, 2001 and 2002.

          "PERSON" shall mean an individual or a group, syndicate, cooperative, joint venture, unincorporated organization, partnership, corporation, trust, association, limited liability company, Governmental Authority or other entity.

          "POLLUTING SUBSTANCES" shall mean pollutants, contaminants, chemicals, or industrial toxic or hazardous substances or wastes.

          "PURCHASE PERCENTAGE" shall mean 80%.

          "PURCHASE PRICE" shall mean $4,800,000.

          "PURCHASED MEMBERSHIP INTEREST" shall mean the 80% Company Membership Interest, including the 80% economic and percentage interest, being purchased by Purchaser from Seller.

          "PURCHASER" shall mean Westminster Capital, Inc., a Delaware corporation.

          "SECURITIES" shall mean capital stock, Stock Equivalents, membership interests and any other "security" as that term is defined under the Securities Act.

          "SECURITIES ACT" shall mean the United States Securities Act of 1933, as amended, or any successor federal statute, and the rules and regulations of the SEC thereunder.

          "SELLER" shall mean One Source Industries, Inc., a California corporation.

          "SELLER FINANCIAL STATEMENTS" shall mean: (i) the balance sheets of Seller as of December 31, 1997 and December 31, 1996 and the related statements of operations, shareholders' equity and cash flows for the years then ended; and (ii) the balance sheet of Seller as of October 31, 1998 and the related statements of operations, shareholders' equity and cash flows for the 10 months then ended.

          "SHERLINES" shall mean Drew Sherline and Cathy Sherline.

          "SHORTFALL" shall mean: (a) for the Payment Year ended December 31, 1999, the amount, if any, by which the Annual Adjusted Earnings for such year are less than $1,500,000; and (b) for each of the Payment Years ended December 31, 2000, 2001 and 2002, the amount by which the Annual Adjusted Earnings for such year minus the Shortfall for the immediately preceding Payment Year, if any, is less than $1,500,000.

          "SUBSIDIARY" when used in reference to any particular party, means a corporation with respect to which the party either: (a) is required to consolidate the reporting of its financial information in accordance with generally accepted accounting principles; or (b) is a beneficial owner of either at least 20% of any class of the corporation's securities or securities of the corporation representing at least 20% of the voting power of all the corporation's outstanding securities that are entitled to vote in the election of its directors.

          "TAX LIABILITIES" shall mean all liabilities related to Taxes.

          "TAX RETURNS" shall mean all returns, declarations, reports, claims for refunds or information returns or statements relating to Taxes, including any schedule or attachment thereto, and including any amendments thereof.

          "TAXES" shall mean all taxes, charges, fees, levies or other governmental assessments, including, without limitation, all net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, unemployment, social security (including any social security charge or premium) excise, estimated, alternative minimum, severance, stamp, occupation, property or other taxes, customs, dues, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority (federal, state, local or foreign).

          "TRANSFER" shall mean sell, assign, transfer, pledge, grant a security interest in, license, sublicense or otherwise dispose of, with or without consideration.

          The masculine form of words includes the feminine and the neuter and vice versa, and, unless the context otherwise requires, the singular form of words includes the plural and vice versa. As used in this Agreement, the word "including" is always without limitation. The words "herein," "hereof," "hereunder," and other words of similar import when used in this Agreement refer to this Agreement as a whole, and not to any particular section or subsection. Except as otherwise expressly provided in this Agreement, accounting terms used, but not otherwise defined, in this Agreement are to be construed and interpreted in accordance with "generally accepted accounting principles" in effect on the date hereof, as described in Accounting Standards Board SAS No. 69 and established by various pronouncements of the Accounting Principles Board, the Financial Accounting Standards Board, and the American Institute of Certified Public Accountants.

     2.   PURCHASE AND SALE; CLOSING; PURCHASE PRICE ADJUSTMENTS.

          (a) PURCHASE AND SALE. On the terms and subject to the conditions set forth in this Agreement, Purchaser shall purchase the Purchased Membership Interest from Seller at the Closing, and Seller shall sell the Purchased Membership Interest to Purchaser at the Closing.

          (b) PURCHASE PRICE. The aggregate purchase price for the Purchased Membership Interest (the "PURCHASE PRICE") shall be $4,800,000. In order to facilitate the Closing, the Purchase Price has been based on the parties estimate of 1998 Adjusted Earnings and is subject to adjustment after determination of the actual 1998 Adjusted Earnings as set forth in Sections 2(d) and 2(e) below.

          (c) THE CLOSING. The Closing shall take place at the offices of Troop Steuber Pasich Reddick & Tobey, LLP, 2029 Century Park East, Los Angeles, California 90067, on January 11, 1999 or such other date as may be mutually agreed to by Seller and Purchaser. At the Closing, Seller shall deliver to Purchaser the certificates, if any, evidencing the Purchased Membership Interest, duly endorsed in blank for transfer, against delivery by Purchaser of the Purchase Price by certified or bank cashiers check or by wire transfer of funds to the account(s) designated by Seller.

          (d) DETERMINATION OF 1998 ADJUSTED EARNINGS. Within 60 days following Seller's 1998 fiscal year end, Seller shall deliver to Purchaser its written determination of the 1998 Adjusted Earnings (the "DETERMINATION NOTICE"), together with a copy of Seller's 1998 financial statements audited by Fetta, Piper & Rossi, CPA's and such working papers as may be reasonably requested by Purchaser. Purchaser shall advise Seller if Purchaser agrees or disagrees with the Seller's determination of the 1998 Adjusted Earnings. If Purchaser fails to so advise Seller within 20 days following the delivery of the Determination Notice, it shall be deemed that Purchaser shall have accepted the Seller's determination of the 1998 Adjusted Earnings. If Purchaser disagrees with the Seller's determination, Purchaser shall give notice of disagreement (a "DISAGREEMENT NOTICE"), which notice shall specify Purchaser's determination of the 1998 Adjusted Earnings.

If a Disagreement Notice shall be delivered, Purchaser and Seller shall attempt to reach agreement on the 1998 Adjusted Earnings. If Purchaser and Seller are unable to reach an agreement within 15 days, either Purchaser or Seller may submit the disagreement to arbitration in accordance with the following procedures. The arbitrator of any disagreement pursuant to this
Section 2(d) (or Section 2(f)) shall be a nationally recognized independent accounting firm mutually acceptable to the parties, which firm shall not have had a material relationship with either any of the Company, Seller, the Sherlines or Purchaser within the two years preceding the appointment (the "ARBITER"). If the parties cannot agree on the selection of the Arbiter, the parties shall request the American Arbitration Association to appoint the Arbiter, and such appointment shall be conclusive and binding upon the parties. The Arbiter shall be instructed to determine, promptly, but no later than 20 days after its acceptance of its appointment as Arbiter, based solely on presentations by Seller and Purchaser, and not by independent review, only those issues in dispute and the resulting computation of the 1998 Adjusted Earnings (or Annual Adjusted Earnings), which shall be conclusive and binding upon the parties. In resolving any disputed item, the Arbiter may not assign a value to any item greater than the greater value for such item claimed by either party or less than the smallest value for such item claimed by either party. The fees, costs and expenses of the Arbiter shall be paid by the party who's estimate of the 1998 Adjusted Earnings (or Annual Adjusted Earnings) most differs from the 1998 Adjusted Earnings (or Annual Adjusted Earnings) determined by the Arbiter. The Company, Seller, the Sherlines and Purchaser shall each make available to the other their respective work papers generated in connection with the preparation or review of the 1998 Adjusted Earnings (or Annual Adjusted Earnings).

          (e) ADJUSTMENT TO PURCHASE PRICE. Within 5 Business Days following determination of the 1998 Adjusted Earnings (either by agreement or by arbitration, as the case may be) an adjustment to the Purchase Price shall be made as follows.

               (i) If the Adjusted Purchase Price shall be less than the Purchase Price, Seller shall pay an amount equal to such difference between the Adjusted Purchase Price and the Purchase Price to Purchaser by certified or bank cashiers check or by wire transfer of funds to the account(s) designated by Purchaser.

               (ii) If the Adjusted Purchase Price shall be greater than the Purchase Price, such difference between the Adjusted Purchase Price and the Purchase Price shall be deemed Deferred Consideration and will be payable to Seller by Purchaser in accordance with Section 2(f) below.

          (f) DEFERRED CONSIDERATION. Any Deferred Consideration shall be paid by Purchaser to Seller in four installments, if earned, based the Annual Adjusted Earnings of the Company for each of the years ended December 31, 1999, 2000, 2001 and 2002 (the "PAYMENT YEARS"). Within 90 days following the end of each Payment Year, Purchaser shall deliver to Seller its written determination of the Annual Adjusted Earnings for such Payment Year (the "PURCHASER DETERMINATION NOTICE"), together with a copy of the Company's financial statements for such Payment Year audited by the Company's independent auditors and such working papers as may be reasonably requested by Seller. Seller shall advise Purchaser if Seller agrees or disagrees with

Purchaser's determination of the Annual Adjusted Earnings for each Payment Year. If Seller fails to so advise Purchaser within 20 days following the delivery of the Purchaser Determination Notice, it shall be deemed that Seller shall have accepted Purchaser's determination of the Annual Adjusted Earnings for such Payment Year. If Seller disagrees with Purchaser's determination, Seller shall give notice of disagreement (a "SELLER DISAGREEMENT NOTICE"), which notice shall specify the Seller's determination of the disputed Annual Adjusted Earnings. If a Seller Disagreement Notice shall be delivered, Purchaser and Seller shall attempt to reach agreement on the disputed Annual Adjusted Earnings. If Purchaser and Seller are unable to reach an agreement within 15 days, either Purchaser or Seller may submit the disagreement to arbitration in accordance with the procedures set forth in
Section 2(d) above. Within 15 days following determination of the Annual Adjusted Earnings for each Payment Year (either by agreement or by arbitration, as the case may be), a Deferred Consideration installment shall be paid, if earned, to Seller as follows.

               (i) If the Annual Adjusted Earnings for a Payment Year minus the Shortfall, if any, for the immediately preceding Payment Year are less than or equal to $1,500,000, then the Deferred Consideration installment for such Payment Year will not be due and no payment shall be made. If a Deferred Consideration installment payment is not due with respect to any Payment Year, then such Deferred Consideration installment payment will be forfeited and not payable in an succeeding Payment Year, except as specifically set forth below.

               (ii) If the Annual Adjusted Earnings for a Payment Year minus the Shortfall, if any, for the immediately preceding Payment Year are greater than $1,500,000, Purchaser will pay to Seller, in full satisfaction of the Deferred Consideration installment for such Payment Year, an amount equal to the product of the Purchase Percentage multiplied by the remainder of (A) the lesser of (x) the Annual Adjusted Earnings for such Payment Year minus the Shortfall, if any, for the immediately preceding Payment Year and (y) the 1998 Adjusted Earnings, minus (B) $1,500,000.

          Notwithstanding the foregoing, Purchasers will pay to Seller a minimum Deferred Consideration installment for the Payment Year ended
December 31, 1999 of at least $196,000. If the Annual Adjusted Earnings for the Payment Year ended December 31, 1999 is greater than the 1998 Adjusted Earnings, then Purchaser will pay to Seller, in full satisfaction of the Deferred Consideration installment for the Payment Year ended 1999, an amount equal to the product of the Purchase Percentage multiplied by the remainder of (A) the lesser of (x) the Annual Adjusted Earnings for such Payment Year and (y) the 1998 Adjusted Earnings plus $245,000, minus (B) $1,500,000. The determination of the Shortfall, if any, for the Payment Year ended December 31, 1999 shall not be affected by this paragraph.

          If the Deferred Consideration installment payment for the Payment Year ended December 31, 1999 is not paid in full (i.e. if the Annual Adjusted Earnings for the Payment Year ended December 31, 1999 are less than the 1998 Adjusted Earnings), then the portion of such Deferred Consideration installment payment not paid based on the Annual Adjusted Earnings for the Payment Year ended December 31, 1999 shall be added to the Deferred Consideration installment payment that may be earned for the Payment Year ended December 31, 2000 (the

"COMBINED DEFERRED CONSIDERATION INSTALLMENT"). In such event and if the Annual Adjusted Earnings for the Payment Year ended December 31, 2000 minus the Shortfall, if any, for the Payment Year ended December 1999 is greater than $1,500,000, Purchaser will pay to Seller, in full satisfaction of the Combined Deferred Consideration Installment, an amount equal to the product of the Purchase Percentage multiplied by the remainder of (A) the lesser of
(x) the Annual Adjusted Earnings for the Payment Year ended December 31, 2000 minus the Shortfall, if any, for the Payment Year ended December 31, 1999, and (y) the 1998 Adjusted Earnings plus the 1999 Carryforward Amount (as defined below), minus (B) $1,500,000. Any amount payable to Seller pursuant to the foregoing sentence that would not have been payable to Seller if clause (y) of the above formula was amended to include only the 1998 Adjusted Earnings, shall be reduced (but not below zero) by all amounts paid on account of the Payment Year ended December 31, 1999. The "1999 CARRYFORWARD AMOUNT" shall be an amount equal to the remainder of (1) the 1998 Adjusted Earnings, minus (2) $1,500,000. Certain examples designed to provide guidance in calculating Deferred Consideration are attached hereto as EXHIBIT D.

          Seller acknowledges that: (i) the Company has complete control over its business and operations, including whether to enter into or not enter into contracts, the terms and conditions of any such contracts in the development of new products, the timing of product introductions, marketing of products, advertising and promotion of products, allocation of Company resources and employment of personnel; and (ii) decisions made by the Company may materially and adversely affect Annual Adjusted Earnings, which in turn could affect the Deferred Consideration payable to Seller in any Payment Year, subject to the formula of calculating Deferred Consideration payments set forth above. Seller agrees that all decisions of the Company with respect to its business and operations shall be final and binding on Seller, and Seller shall have no claim against the Company or the Purchaser that the amount of Deferred Consideration paid in any period would have been greater if the Company had made different decisions.

     3.   REPRESENTATIONS AND WARRANTIES OF SELLER, THE SHERLINES AND THE
COMPANY.

          Subject to the exceptions set forth in the Company Disclosure Schedule dated the date hereof and delivered by Seller and the Company to Purchaser concurrently with this Agreement, each of the Sherlines, Seller and the Company represents and warrants to Purchaser as follows:

          (a)  ORGANIZATION AND CAPITALIZATION OF THE COMPANY.

               (i) The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of California and has the power and authority as a limited liability company to own, lease and operate its properties and to carry on its business as it is now conducted and has been conducted prior to the date of this Agreement. Complete and correct copies of the Company's current Charter Documents have been delivered to Purchaser or its attorneys.

               (ii) The Company is duly qualified or otherwise authorized as a foreign company to transact business and is in good standing in every jurisdiction where it owns or leases any property or its business activities require it to so qualify.

               (iii) Seller and Drew Sherline own of record and beneficially all of the Company Membership Interests. The Company Disclosure Schedule sets forth the Company Membership Interest owned by Seller and Drew Sherline. The Purchased Membership Interest is not subject to any Lien and no Person has any right or option to purchase or acquire, with or without consideration, any of the Company Membership Interests. The Company Membership Interests have not been issued in violation of applicable law or the Charter Documents of the Company. Other than the Charter Documents of the Company, the Company Membership Interests are not subject to any voting trust agreement or any other Contract, arrangement, commitment or understanding restricting or otherwise relating to the voting, dividend rights or disposition of the Company Membership Interests.

               (iv) There are no outstanding Membership Interest Equivalents of the Company. The Company is not obligated to purchase or redeem any Securities.

               (v) The Company has not, either directly or through any agent, offered any Securities to or solicited any offers to acquire any Securities from, or otherwise approached, negotiated or communicated in respect of any Securities with, any Person in such a manner as to require that the offer or sale of such Securities be registered pursuant to the provisions of Section 5 of the Securities Act and the rules and regulations of the SEC thereunder or the securities Laws of any state. The Company has complied with all federal and state securities and blue sky Laws in all offers, sales and purchases of its Securities prior to the date hereof and has not violated any applicable Law in making such issuances and purchases of its Securities prior to the date hereof. Any notices required to be filed under federal and state securities and blue sky Laws prior to the date hereof have been filed on a timely basis prior to or as so required.

               (vi) Drew Sherline and Cathy Sherline own of record all of the issued and outstanding shares of capital stock of Seller.

          (b)  AUTHORITY; ENFORCEABILITY.

               (i) The Company has all requisite power and authority to execute, deliver and perform its obligations under this Agreement. This Agreement has been duly executed and delivered by the Company and constitutes a valid and legally binding obligation of the Company enforceable against the Company in accordance with its terms, subject to the effect of bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar Laws relating to or affecting creditors' rights generally, or the availability of equitable remedies.

               (ii) The execution and delivery by the Company of this Agreement do not, and compliance by the Company with the provisions hereof will not: (A) conflict with or result in a breach or default under any of the terms, conditions or provisions of the Charter

Documents of the Company or any Company Contract; or (B) violate any Law applicable to the Company; or (C) result in the creation or imposition of any Lien on any asset of the Company.

          (c) SUBSIDIARIES. The Company does not have and has never had any Subsidiaries.

          (d) FINANCIAL STATEMENTS. The Seller Financial Statements, a predecessor to the Company, have been prepared from the books and records of Seller in accordance with generally accepted accounting principles consistently applied throughout the periods involved, except for changes specified therein and except that unaudited financial statements are not accompanied by notes, and present fairly the financial condition, results of operations, shareholders' equity and cash flows of Seller as of the dates thereof and for the periods specified therein.

          (e) TAXES. For the purposes of this Section 3(e), the term the "Company" shall include both One Source Industries, LLC, and its predecessor, One Source Industries, Inc.

               (i) The Company has filed, as of the date hereof, and will have filed as of the Closing Date, all Tax Returns that it was required to file for tax periods ending before those dates. All such Tax Returns were correct and complete in all material respects. In particular, the foregoing Tax Returns were not subject to penalties under IRC Section 6662, relating to accuracy-related penalties (or any corresponding provision of the state, local or foreign Tax Law) or any predecessor provision of Law, and the Company has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of IRC Section 6662 (or any corresponding provision of the state, local or foreign Tax Law) or any predecessor provision of Law. The Company is not the beneficiary of any extension of time within which to file any Tax Return. All Taxes due and owing by the Company (whether or not shown on any Tax Return) have been paid, or will be paid before the Closing Date. The Company has not requested, nor currently is the beneficiary of, any extension of time within which to file any Tax Return that has not been filed. No claim has ever been made by an authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Liens on any of the assets of the Company that arose in connection with any failure (or alleged failure) to pay any Tax other than Liens for current Taxes not yet delinquent.

               (ii) The Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party (including, without limitation, as required under IRC Sections 1441-1464, IRC Sections 3401-3406, IRC Section 6041 and IRC Section 6049).

               (iii) Neither Seller, the Sherlines nor the Company expect any authority to assess any additional Taxes for any period for which Tax Returns have been filed. To the Best Knowledge of each of Seller, the Sherlines and the Company there is no dispute or claim concerning any Tax Liability of the Company either claimed or raised by any Governmental Authority in writing or upon personal contact with any agent of such authority. The Company

Disclosure Schedule lists: (A) all Income Tax Returns filed with respect to the Company; (B) indicates those Tax Returns listed in (A) that have been audited; and (C) indicates those Tax Returns listed in (A) that currently are the subject of audit. The Company has delivered to Purchaser complete copies of all federal or state Income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Company.

               (iv) The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

               (v)    The Company has never filed a consent under IRC
Section 341(f) (or any corresponding provision of state, local or foreign income tax Law) concerning collapsible corporations or agreed to have IRC
Section 341(f)(2) (or any corresponding provision of state, local or foreign income tax Law) apply to any disposition of any asset owned by it. The Company has not made any payments, is not obligated to make any payments, and is not a party to any Contract that under certain circumstances could obligate it to make any payments that will not be deductible under IRC
Section 280G. The Company has not been a United States real property holding corporation within the meaning of IRC Section 897(c)(2) during the applicable period specified in IRC Section 897(c)(1)(A)(ii).

               (vi) The Company is not a party to any Tax indemnity, Tax sharing or Tax allocation agreement. The Company (A) has not been a member of an affiliated group of corporations within the meaning of IRC Section 1504 within the four years preceding the date hereof, or (B) has no Tax Liability for the Taxes of any Person under IRC Section 1.1502-6 (or any similar provision of state, local, or foreign Law), as a transferee or successor, by Contract, or otherwise.

               (vii) The Company Disclosure Schedule sets forth the following information with respect to the Company as of the most recent practicable date: (A) the tax basis in its assets; and (B) the amount of any net operating loss, net capital loss, unused investment or other credit, unused foreign tax credit or excess charitable contribution allocable to the Company.

               (viii) The unpaid Taxes of the Company (A) did not, as of the most recent calendar month end, exceed the reserve for Tax Liability (other than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Current Balance Sheet of the Company (other than in any notes thereto) and (B) do not exceed that reserve as adjusted for the passage of time through the Closing in accordance with the past custom and practice of the Company in filing its Tax Returns.

               (ix) Seller has been a validly electing "S corporation" within the meaning of IRC Sections 1361 and 1362 since March 1, 1996.

          (f) CUSTOMS MATTERS. The Company has all licenses, permits, consents, orders, approvals and other authorizations necessary under the customs and trade Laws of the United States of America, including without limitation bilateral trade agreements, to carry on its business as currently being conducted. Each of the Company and Seller has properly reported all goods imported into the United States, accurately stated all dutiable costs thereof and paid all tariffs due thereon at the time of entry.

          (g)  REAL PROPERTY AND ASSETS.

               (i) The Company has good and transferable title to all of its assets of material value to it whether real, personal, tangible or intangible which are reflected on the Current Balance Sheet, free and clear of all Liens except for: (A) Liens that are reflected in the Current Balance Sheet; (B) Liens for current taxes not yet delinquent; (C) assets sold or transferred in the ordinary course of business and consistent with prudent business practice since the date of the Current Balance Sheet; and (D) restrictions imposed by Law and easements and restrictions which are neither individually nor in the aggregate material to the Company or its Business Condition.

               (ii) The Company Disclosure Schedule identifies each parcel of real property that the Company owns or leases. The Company enjoys peaceful and undisturbed possession under all material leases for the use of real property under which it operates.

               (iii) The Company owns all tooling, dies and other equipment utilized by the Company (or, prior to December 31, 1998, by Seller) in manufacturing its products. Material assets currently used by the Company are in good operating condition and repair, normal wear and tear excepted.

               (iv) All inventories are current and readily merchantable and contain no amount of damaged, obsolete or unsalable product which have not been written down or reserved to their market value.

               (v) All accounts receivable reflected on the Current Balance Sheet are stated in accordance with generally accepted accounting principles and: (A) constitute bona fide and valid rights of the Company to collect payments from other Persons; (B) represent credit extended in a manner consistent with the Company's trade practices; (C) are not subject to any defense, counterclaim or offset; and (D) except for reserves set forth in the Current Balance Sheet, are fully collectable.

               (vi) Neither Seller, the Sherlines nor any Affiliates thereof (other than the Company), own or have any interest in any assets or property which have been used within the past two years, are presently being used, or are anticipated or necessary to be used in the business (including the business of Seller prior to December 31, 1998) of the Company as presently or proposed to be conducted.

          (h)  ENVIRONMENTAL LIABILITIES.  For the purposes of this
Section 3(h), the term the "Company" shall include both One Source Industries, LLC, and its predecessor, One Source Industries, Inc.

               (i) Subject to subsections (ii) and (iii) of this Section, the Company has conducted and is conducting its business, and has used and is using its properties, whether currently owned, operated or leased or owned, operated or leased it any time in the past, in material compliance with all applicable Environmental Laws.

               (ii) Neither the Company nor any property currently owned, operated or leased or which has been owned, operated or leased by the Company, is subject to any pending or threatened investigation of which Seller, the Sherlines or the Company has either actual knowledge or written notice, or any pending or threatened action or proceeding, including any notice of violation, of which Seller, the Sherlines or the Company has knowledge, by any Governmental Authority regarding contamination of any part of the property or infractions of any Environmental Law or any license or permit issued by any Governmental Authority pursuant to any such Law.

               (iii) No Polluting Substance is presently located on or under any property which is currently owned, operated or leased by the Company, except for office supplies, cleaning supplies, photocopying materials and other materials of similar nature, kept by the Company in the ordinary course of its business, or as indicated in any environmental reports, studies, assessments or data listed on the Company Disclosure Schedule and delivered to Buyer.

          (i) LITIGATION AND PROCEEDINGS. There is no pending or, to the Best Knowledge of Seller, the Sherlines or the Company, threatened Action (or basis therefor) to which the Company or Seller is a party or otherwise involving the Company or Seller, and neither the Company nor Seller is subject to any judgment, order, writ, injunction, decree or regulatory directive or agreement. The foregoing includes, without limiting its generality, Actions (or any basis therefor known to Seller, the Sherlines or the Company) involving the prior employment of any employees or currently contemplated prospective employees of the Company or Seller or their use, in connection with the business of the Company or Seller, of any information or techniques which might be alleged to be proprietary to their former employer(s).

          (j)  EMPLOYEE CONTRACTS AND ERISA PLANS.  For the purposes of this
Section 3(j), the term the "Company" shall include both One Source Industries, LLC, and its predecessor, One Source Industries, Inc.

               (i) All Employee Plans which are now maintained by the Company or have been maintained by the Company are identified in the Company Disclosure Schedule. True and complete copies of all written documents relating to Employee Plans listed on the Company Disclosure Schedule have been furnished to Purchaser or its agents. The Company Disclosure Schedule summarizes all significant oral agreements listed therein and the annual compensation payable by the Company to each of its officers, employees, agents or consultants, including salary, bonus and any other benefits.

               (ii) Neither the Company nor any entity that is a member of a "controlled group of corporations" or that is under "common control" with the Company, within the meaning of IRC Section 414(b) or (c) (an "ERISA AFFILIATE"), has ever maintained, con-tributed to (or been required to contribute to), or sponsored a "multiemployer plan," within the meaning of ERISA Section 3(37)(a). The Company has never maintained, contributed to (or been required to contribute to), or sponsored a "defined benefit plan," within the meaning of ERISA
Section 3(35).

               (iii) Any ERISA Plan maintained by the Company has been administered in substantial compliance with ERISA, the IRC and the terms of such ERISA Plan, and there is no pending or threatened litigation relating to any ERISA Plan.

               (iv) Any ERISA Plan maintained by the Company that is a "pension plan" within the meaning of ERISA Section 3(2) (collectively, the "PENSION PLANS") has received a favorable determination letter from the IRS under IRC Section 401(a).

               (v) Neither the Company nor any fiduciary of any Pension Plan maintained by the Company has engaged in any transaction that is prohibited by ERISA Section 406 or the regulations thereunder for which an exemption does not exist.

               (vi) No Pension Plan maintained by the Company is currently in effect, and no current or former employee or officer of the Company is entitled to any present or future payment with respect to any Pension Plan maintained by the Company.

               (vii) Any payments required to be made pursuant to the terms of any Employee Plan maintained by the Company that relate to any period prior to the Closing will have either been timely made or accrued on the books of the Company in accordance with generally accepted accounting principles.

               (viii) The Company does not offer and has never in the past offered health benefits for retired employees except to the extent required by applicable Law.

               (ix) The Company does not maintain any Employee Plans outside of the United States for non-U.S. citizen employees of the Company.

               (x) The Company Disclosure Schedule lists separately all Contracts pursuant to which the consummation of the transactions as contemplated hereunder will (a) entitle any current or former employee or officer of the Company to severance pay, unemployment compensation or any other payment, or (b) accelerate the time of payment or vesting or increase the amount of compensation due any such employee or officer. The consummation of the transactions as contemplated hereunder will not result in any prohibited transaction described in Section 406 of ERISA or Section 4975 of the IRC for which an exemption is not available or the cost of which is not borne by the former employee or his beneficiary.

               (xi) No liability under Title IV of ERISA has been incurred by the Company or any of its ERISA Affiliates since the effective date of ERISA that has not been satisfied in full, and no condition exists that presents a material risk to the Company or any of its

ERISA Affiliates of incurring directly or indirectly a liability under such Title, other than liability for premiums due the Pension Benefit Guaranty Corporation.

               (xii) Each Employee Plan maintained by the Company is in full force and effect, and the Company is not in default under any Employee Plan maintained by the Company. There have been no claims of default and, there are no facts or conditions which if continued, or on notice, will result in a default under any Employee Plan.

          (k) CONTRACTS. The Company Disclosure Schedule lists all of the following types of Company Contracts, except for purchase orders with vendors, suppliers and customers covering inventory purchased or sold in the ordinary course of business, consistent in form and amount with past practice:

               (i) Each Contract (or group of related Contracts) which is to be performed in whole or in part at or after the date of this Agreement and which: (A) cannot be canceled upon 30 days' notice without payment or penalty of less than $10,000; (B) involves aggregate future payments by or to the Company of more than $10,000; (C) involves material nonmonetary obligations to be performed later than one year from the date hereof; (D) otherwise materially affects the Company or its Business Condition; or (E) was not entered into in the ordinary course of business;

               (ii) Each Contract pursuant to which the Company: (A) has borrowed or is committed or entitled to borrow money in an amount in excess of $10,000; (B) has lent or committed to lend money; or (C) has given or is committed to give a guarantee of, or otherwise to incur primary or secondary liability for (including any letter of credit), any obligation of any other party in any amount;

               (iii) Each Contract regarding advertising, brokerage, licensing, management, representative or agency relationships;

               (iv) Each Contract with or concerning any labor or employee organization;

               (v) Each Contract for the Transfer of any properties, assets or rights of the Company for consideration in excess of $10,000 or for the grant of any preferential right to purchase any of such assets, properties or rights, or which requires the consent of any third party to the Transfer of such assets, properties or rights;

               (vi) Each Contract with any Seller or any Affiliate of the Company;

               (vii) Each Contract: (A) under which the benefits cannot be retained upon the consummation of the transactions contemplated by this Agreement without the written consent or approval of other parties; (B) under which there will be a default as a result of the consummation of the transactions contemplated by this Agreement unless such other parties provide written consent or approval; or (C) which would require the making of any payment, other than payments as contemplated by this Agreement, to any employee of the Company or to any other Person as a result of the consummation of the transactions contemplated herein;

               (viii) Each Contract involving a guarantee by Seller or the Sherlines of any the Company Indebtedness or imposing a Lien on personal assets of Seller or the Sherlines which serve as collateral for the Company Indebtedness;

               (ix) Each Contract pursuant to which the Company has granted or agreed to any discount in connection with future product sales, rebates, inventory balancing or product returns or exchanges;

               (x) Each Contract providing the Company the right or license to use or exploit the IP of any other Person; and/or

               (xi) Each Contract requiring the Company to make capital expenditures in excess of $5,000.

          (l) ABSENCE OF LIABILITIES. The Company has no Indebtedness, obligation or liability, absolute, accrued, contingent or otherwise, except for: (i) those disclosed in the Company Disclosure Schedule; (ii) those accrued, reserved or disclosed in the Current Balance Sheet and notes thereto; or (iii) trade payables and obligations incurred in the ordinary course of business on or after the date of the Current Balance Sheet.

          (m) CONFLICTS OF INTEREST. Neither the Company nor any officer, employee, agent or any other person acting on behalf of the Company or any Affiliate of the Company, including Seller, has, directly or indirectly, given or agreed to give or received or agreed to receive any money, gift or similar benefit (other than legal price concessions to customers in the ordinary course of business) to or from any customer, supplier, licensor, employee or agent of a customer or supplier, or official or employee of any Governmental Authority or other Person who was, is, or may be in of a position to help or hinder the business of the Company (or prior to December 31, 1998, the business of Seller) (or assist in connection with any actual or proposed transaction therewith) which: (i) might subject the Company or Seller to any damage or penalty in any civil, criminal or governmental litigation or proceeding; (ii) if not given in the past, might have had a material adverse effect on the Business Condition of the Company (or Business Condition of Seller); or (iii) if not continued in the future, might have a material adverse effect on the Business Condition of the Company.

          (n) OTHER RELATIONSHIPS. Other than Drew Sherline's 50% ownership interest in Paxall, LLC, neither Seller, the Sherlines nor the Company has any interest (other than as a noncontrolling holder of securities of a publicly traded company), either directly or indirectly, in any Person, including without limitation, any Person (whether as an employee, officer, director, shareholder, agent, independent contractor, security holder, creditor, consultant, or otherwise) that presently (i) provides any services or designs, produces and/or sells any products or product lines, or engages in any activity which is the same, similar to or competitive with any activity or business in which the Company is now engaged; (ii) is a supplier of, customer of, creditor of, or has an existing contractual relationship with the Company; or
(iii) has any direct or indirect interest in any asset or property used by the Company or any property, real or personal, tangible or intangible, that is necessary or desirable for the conduct of the business of the Company. Other than Drew Sherline's 50% ownership interest in Paxall, LLC, no current stockholder, director, officer or employee of the Company nor any Affiliate of any such person, is, or since January 1, 1996, has been, directly or indirectly through his affiliation with any other person or entity, a party to any transaction (other than as an employee) with the Company providing for the furnishing of services by, or rental of real or personal property from, or otherwise requiring cash payments to any such person. All of the Company's (and prior to December 31, 1998, the Seller's) transactions with Paxall, LLC have been conducted on an arms length basis with terms not materially more favorable to the Company (or Seller) than could have been obtained by the Company (or Seller) from an unaffiliated third party.

          (o)  LICENSES; COMPLIANCE WITH LAWS AND CONTRACTS.

               (i) The Company has all material franchises, permits, licenses (other than product licenses), and other rights which are necessary for the conduct of its business and to the Best Knowledge of Seller, the Sherlines and the Company, there is not any basis for the denial of such rights in the future and is in compliance with, and is not in violation of, any Law.

               (ii) The Company Disclosure Schedule lists all federal, state, local and foreign licenses, permits and other authorizations issued by any Governmental Authority to the Company.

               (iii) The Company or Seller has performed all of the obligations required to be performed by it to date under all Company Contracts and is not in breach of or default under any such Company Contract (including any breach or default arising from any misrepresentation). To the Best Knowledge of Seller, the Sherlines and the Company: (A) each other party to a Company Contract has performed all of the material obligations required to be performed by it to date under such Contract and is not in material default thereunder; and (B) no event has occurred or circumstances exist which, with notice or lapse of time or both, would constitute a breach of any Company Contract.

          (p) IP RIGHTS. The IP presently owned, licensed, held by the Company (the "COMPANY IP") constitutes all IP that is required to enable the Company to conduct its business as now conducted. The Company has provided adequate safeguards and security for the protection and confidentiality of the Company IP and all other of its confidential and/or proprietary information. Neither the Company nor Seller has received any written notice of infringement or other written complaint that the operations of the Company (or prior to December 31, 1998, the operations of Seller) contravenes, violates or otherwise infringes IP or any other proprietary rights of others.
 Neither the Company nor any Person employed by or affiliated with the Company or Seller has wrongfully Exploited any IP owned or licensed by any former employer, and neither the Company nor any Person employed by or affiliated with the Company has violated any confidential relationship which such Person may have had with any third party.

The Company has and will have full right and authority to utilize the Company IP, including, without limitation, the processes, systems and techniques presently used by it in the design, development, manufacture, marketing, sale and distribution of its present products and all other products contemplated by it to be offered and all rights to any such IP developed by any employee or consultant of the Company or Seller have been duly and validly assigned to the Company. No royalties, honoraria, damages or fees are or will be payable by the Company to other Persons by reason of the ownership or use by the Company of any Company IP or any IP hereafter developed by the Company or any employee thereof. No Affiliate of the Company owns or holds, directly or indirectly, any interests in any Company IP. No Person has interfered with, infringed upon, misappropriated, or otherwise violated any IP right of the Company. The Company has not Transferred to any Person right to Exploit any Company IP.

          (q)  INSURANCE.

               (i) The Company Disclosure Schedule lists: (A) all policies of insurance that are in force on the date hereof and/or which have been in force at any time within the prior three years and insure the Company or any of its assets or employees (the "INSURANCE POLICIES"); (B) all outstanding claims under the Insurance Policies; (C) all claims made by or on behalf of the Company under any Insurance Policy; and (D) any Contract under which the Company is obligated to maintain insurance on behalf of any other Person. The Company will continue to maintain following the date hereof substantially the same insurance coverages that are in force on the date hereof, and the Company has delivered to Purchaser true and complete copies of each Insurance Policy, including all amendments, supplements, modifications, or side letters relating thereto.

               (ii) The Insurance Policies are: (A) all in full force and effect; (B) sufficient for compliance with all requirements of Law and all Company Contracts; and (C) will not terminate or lapse by reason of consummation of the transactions contemplated by this Agreement. The premiums with respect to all Insurance Policies covering all periods up to and including the Closing Date have been paid or will have been paid prior to the Closing, and no notice of cancellation or termination has been received with respect to any such Policy.

          (r) CUSTOMERS. No Large Customer of the Company has canceled or otherwise terminated, or made any threat to cancel or terminate, its relationship with the Company, or its purchase of products from the Company, and neither Seller, the Sherlines nor the Company has any knowledge that any Large Customer intends to cancel or otherwise terminate its relationship with the Company or decrease materially the amount of products it purchases from the Company compared to products it has purchased in recent periods. A "LARGE CUSTOMER" of the Company shall mean any customer which has, since January 1, 1998, purchased in excess of $50,000 of products from the Company and Seller.

          (s) SUPPLIERS. No supplier of the Company has canceled or otherwise terminated, or made any threat to cancel or terminate, its relationship with the Company, or its sale of products to the Company, and neither Seller, the Sherlines nor the Company has any knowledge that any supplier intends to cancel or otherwise terminate its relationship with the

Company or decrease materially the amount or change the type of products it sells to the Company compared to products it has sold in recent periods. The Company has an alternative source of supply for all products supplied by its current suppliers.

          (t) LABOR RELATIONS. There is no pending or, to the Best Knowledge of Seller, the Sherlines or the Company, threatened labor dispute, strike or work stoppage affecting the Business Condition of the Company. The Company (and Seller) has conducted and conducts its business in all material respects in accordance with all Laws regarding employment, unfair labor practices and nondiscrimination.

          (u) ABSENCE OF CERTAIN CHANGES OR EVENTS. Since December 31, 1997 there has not been (for the purposes of this Section 3(u), the term the "Company" shall include both One Source Industries, LLC, and its predecessor, One Source Industries, Inc.):

               (i) Any damage, destruction or loss (whether or not covered by insurance) to tangible assets of the Company which has had a materially adverse effect on the Business Condition of the Company;

               (ii) Any declaration, setting aside or payment of any dividend or other distribution with respect to any Securities of the Company or any direct or indirect redemption, purchase or other acquisition by the Company of Securities of the Company;

               (iii) Any issuance or Transfer by the Company or Seller of any Securities of the Company, or any agreement of any character to which the Company has been a party or by which it has been bound obligating the Company to issue, sell or deliver any Securities;

               (iv) Any Lien created affecting any assets of the Company or assumed by the Company with respect to any such assets except for purchase money security interests in supplies and inventory acquired by the Company in the ordinary course of business, consistent with past practices, except for Liens for Taxes not yet delinquent;

               (v) Any Indebtedness or other material liability, guarantee or obligation (whether absolute, accrued, contingent, or otherwise) incurred, or other transaction engaged in by the Company, other than in the ordinary course of business, consistent with past practices;

               (vi) Any Transfer of any asset of the Company with a book value in excess of $5,000, other than inventory in the ordinary course of business consistent with past practices;

               (vii) Any cancellation, without full payment, of any note, loan or other obligation owing to the Company;

               (viii) Any waiver or release of any right or claim of the Company;

               (ix) Any change in the method of accounting including, without limitation, any change in depreciation or amortization policies or rates, by the Company from the methods consistently applied throughout the periods covered by the Company Financial Statements;

               (x) Any amendment or termination of any Contract which would be a Company Contract if such Contract were in effect as of the date of this Agreement;

               (xi) Any other event, development or condition of any character that, in light of the facts and circumstances currently known to Seller, the Sherlines or the Company, has had or could have a material adverse effect on the Business Condition of the Company (other than as a result of general economic conditions); or

               (xii) Any Contract, other than this Agreement, by which the Company will or could be obligated to undertake or engage in any action described in the preceding clauses (i) through (xii).

          (v) BROKERS. Other than Global Capital Markets and any fees payable to Global Capital Markets by the Company, neither Seller, the Sherlines nor the Company have retained or otherwise engaged or employed any broker, finder or any other person, or paid or agreed to pay any fee or commission to any agent, broker, finder or other person, for or on account of acting as a finder or broker in connection with this Agreement or the transactions contemplated hereby.

          (w) BANKS, AGENTS, ETC. The Company Disclosure Schedule contains a complete and correct list setting forth the name of (i) each financial institution in which the Company or Seller has an account, safe deposit box or borrowing privilege and the names of all persons authorized to draw thereon, to have access thereto or to borrow thereupon, as the case may be, and (ii) each agent to whom the Company or Seller has granted a power of attorney or similar authority to act on its behalf.

          (x) MINUTE BOOKS; FINANCIAL RECORDS. The minute books of the Company provided to the Purchaser contain a complete summary of all meetings of managers and members and reflect all transactions referred to in such minutes accurately in all material respects. The books, records and accounts of the Company accurately and fairly reflect, in reasonable detail, the transactions in and dispositions of the assets of the Company.

          (y) ACCURACY OF INFORMATION. All documents and written information supplied by Seller, the Sherlines or the Company were complete and correct in all material respects as of the date at which the information was furnished and, as of such date, contained no untrue statement of a material fact nor, to the Best Knowledge of Seller, the Sherlines and the Company, omitted to state a material fact (excluding facts relating to general worldwide economic conditions) necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

     4.   REPRESENTATIONS AND WARRANTIES OF SELLER AND THE SHERLINES.

          Each of Seller and the Sherlines severally represents and warrant to Purchaser as to itself as follows:

          (a) TITLE TO COMPANY MEMBERSHIP INTERESTS. Each of Seller and Drew Sherline owns beneficially and of record, and has good and marketable title to, the Company Membership Interests set forth opposite such Person's name on EXHIBIT E, free and clear of any Liens. In consideration of the payment of the Purchase Price, Purchaser will acquire good and marketable title to the Purchased Membership Interests, free and clear of any Liens.

          (b)  AUTHORITY; ENFORCEABILITY.

               (i) This Agreement has been duly executed and delivered by such Person and constitutes a valid and legally binding obligation of such Person enforceable against such Person in accordance with its terms, subject to the effect of bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar Laws relating to or affecting creditors' rights generally, or the availability of equitable remedies.

               (ii) The execution and delivery by such Person of this Agreement does not, and compliance by such Person with the provisions hereof will not: (A) conflict with or result in a breach or default under any of the terms, conditions or provisions of the Charter Documents of Seller or any Contract to which such Person is a party or by which any of its assets is subject; or (B) violate any Law applicable to such Person; or (C) result in the creation or imposition of any Lien on any asset of such Person.

     5.   REPRESENTATIONS AND WARRANTIES OF PURCHASER.

          Purchaser represents and warrants to Seller as follows:

          (a) ORGANIZATION OF PURCHASER. Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of the state of Delaware and has all requisite corporate power and corporate authority to own, lease and operate its properties and assets and to carry on its business as now being conducted.

          (b)  AUTHORITY; ENFORCEABILITY.

               (i) This Agreement has been duly executed and delivered by Purchaser and constitutes a valid and legally binding obligation of Purchaser enforceable against Purchaser in accordance with its terms, subject to the effect of bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar Laws relating to or affecting creditors' rights generally, or the availability of equitable remedies.

               (ii) The execution and delivery by Purchaser of this Agreement do not, and compliance by Purchaser with the provisions hereof will not: (A) conflict with or result in a breach or default under any of the terms, conditions or provisions of the Charter Documents or Purchaser or any Contract to which Purchaser is a party or otherwise bound, or to which any asset or property of Purchaser is subject; (B) violate any Law applicable to Purchaser; or (C) result in the creation or imposition of any Lien on any asset of Purchaser.

          (c) BROKERS. Other than Global Capital Markets and any fees payable to Global Capital Markets by the Company, Purchaser has not retained or otherwise engaged or employed any broker, finder or any other person, or paid or agreed to pay any fee or commission to any agent, broker, finder or other person, for or on account of acting as a finder or broker in connection with this Agreement or the transactions contemplated hereby.

     6.   PRE-CLOSING COVENANTS.

          (a) CONDUCT OF BUSINESS OF THE COMPANY. From the date hereof until the Closing, and except as authorized or contemplated by this Agreement or otherwise approved in advance in writing by Purchaser, the Company shall maintain itself as a validly existing limited liability company in good standing under the laws of its state or jurisdiction of incorporation, conduct its affairs and business according to its usual and ordinary course of business, and use commercially reasonable efforts to sustain and preserve in all material respects its goodwill and business organization and all its material business relationships with lenders, customers, suppliers and licensors and keep available the services of its respective officers and employees. Without limiting the generality of the foregoing, the Company shall:

               (i) confer on a regular basis with one or more representatives of Purchaser regarding the conduct of its business;

               (ii) not propose, adopt, or authorize any amendment to its Charter Documents;

               (iii) promptly notify Purchaser of: (A) any material change in the Business Condition of the Company; (B) any Action or threatened Action involving the Company; (C) any event, circumstance or development that would result in the representations and warranties under Section 3 of this Agreement not to be true in all material respects if such representations and warranties had been made on such date; or (D) the loss of any material customer, supplier or license or any substantial damage to any of the assets of the Company;

               (iv) not authorize, issue, grant, award, Transfer, purchase, retire or redeem any Securities of the Company, or effect any stock split, combination, recapitalization or otherwise change its capitalization as it existed on the date hereof, or accept any capital contribution;

               (v) not declare, set aside or, except to the extent reflected as a dividend payable on the Current Balance Sheet, pay any dividend or distribution payable in cash, stock or property with respect to its Securities, except cash distributions to the Sherlines consistent with past practice; PROVIDED, any such distribution is subject to the repayment provisions set forth in Section 9(g) hereof;

               (vi) not authorize or enter into, or commit to enter into, any transaction or Contract which, if it had been completed as of the date hereof or entered into on or prior to the date hereof, would have been required to have been disclosed in the Company Disclosure Schedule;

               (vii) except in the usual and ordinary course of business consistent with past practice, not: (A) acquire or Transfer any assets;
(B) create or permit to exist any Lien on any assets; or (C) relinquish, forfeit or waive any right under any Company Contract;

               (viii) incur any Indebtedness, other than accrued interest on Indebtedness outstanding at the date of this Agreement;

               (ix) not enter into or amend any Contract with Seller or the Sherlines or any Affiliate of the Sherlines;

               (x) not adopt or amend any Employee Plan, increase compensation or benefits payable to employees under any Plan or otherwise, or pay any bonuses to any employees;

               (xi) not take any action which would cause any representation or warranty of Seller, the Sherlines or the Company under Section 3 of this Agreement not to be true and correct as of the Closing;

               (xii)  not agree or commit to do any of the foregoing.

          (b) ACCESS AND INFORMATION. During the period from the date hereof to the Closing, the Company shall during normal business hours upon reasonable advance notice: (i) afford Purchaser (and its representatives and professional advisors) complete access to the books, records, Contracts, officers, key employees and properties of the Company; (ii) permit Purchaser (and its representatives and professional advisors) to make such examinations of the books, records, Contracts, officers, key employees, and properties of the Company; (iii) furnish to Purchaser (and its representatives and professional advisors) all existing financial, operating, and other data and information concerning the Company as they reasonably request; and (iv) permit Purchaser (and its representatives and professional advisors) to conduct such other reasonable investigation as is appropriate in connection with the transactions contemplated by this Agreement.

          (c) ACQUISITION PROPOSALS. During the period from the date hereof and extending through the earlier of termination of this Agreement or the Closing (the "PROPOSAL PERIOD"), each of Seller, the Sherlines and the Company agrees: (i) that such Person shall not, and shall direct and cause its respective officers, directors, employees, agents and representatives (including, without limitation, any investment banker, attorney or accountant) not to, initiate, solicit, intentionally encourage or accept the submission of any proposal or offer with respect to a merger, acquisition, sale, consolidation or similar transaction involving all or any significant portion of the assets or any equity securities of the Company (any such proposal or offer being hereinafter referred to as an "ACQUISITION PROPOSAL") or engage in any negotiations or discussions concerning, or provide any confidential information or data to, any person relating to an Acquisition Proposal; and (ii) that such Person will notify Purchaser immediately if any such inquiries or proposals are received by, any such information is received from, or any such negotiations or discussions are sought to be initiated or continued with, any such Person. If the Company, Seller or the Sherlines breach this Section 6(c) and the Company, Seller or the Sherlines definitively concludes a transaction similar to the transaction contemplated hereby prior to July 1, 1999, then the Company, Seller and/or the Sherlines shall pay to Purchaser, within 24 hours of the occurrence of such transaction, a total of $250,000 in immediately available funds.

          (d) TRANSFER OF MEMBERSHIP INTEREST. The Sherlines, Seller and the Company agree not to Transfer any Company Membership Interest except pursuant to this Agreement.

          (e) THE COMPANY. Each of Seller and the Sherlines agrees to cause the Company to comply with each of its covenants and agreements under this Agreement required to be performed on or prior to the Closing.

     7.   CONDITIONS PRECEDENT TO OBLIGATION OF SELLER.

          The obligation of Seller to consummate the Acquisition is subject to satisfaction and fulfillment of all of the following conditions precedent, each of which must be satisfied on or before the Closing, unless waived by
Seller:

          (a) COMPLIANCE BY PURCHASER; REPRESENTATIONS AND WARRANTIES CORRECT. All of the terms, conditions, agreements and obligations of this Agreement to be complied with and performed by Purchaser at or before the Closing shall have been complied with and performed in all material respects, and all the representations and warranties made by Purchaser in this Agreement shall be true and correct in all material respects at and as of the Closing (unless made as of a specified date, in which case such representation and warranty shall be true and correct in all material respects as of the specified date) with the same force and effect as though such representations and warranties had been made at and as of the Closing.

          (b) NO ACTIONS. No Action seeking to enjoin or prohibit the Acquisition shall be pending.

          (c) GOVERNMENTAL CONSENTS. All orders, permits, consents, licenses, approvals, franchises, certificates, registrations and other authorizations from Governmental Authorities that are necessary for Purchaser to consummate the Acquisition (including all Blue Sky and state securities permits, approvals, registrations and qualifications) shall have been obtained.

          (d) EMPLOYMENT AGREEMENT. The Company shall have executed and delivered the Employment Agreement to Drew Sherline.

          (e) OPERATING AGREEMENT. Purchaser shall have executed and delivered the Amended and Restated Operating Agreement of the Company to Seller.

          (f) CERTIFICATE. Purchaser shall have delivered to Seller a certificate, dated as of the Closing and signed on behalf of Purchaser by a Chief Executive Officer or the Chief Financial Officer to the effect that:
(i) the representations and warranties of Purchaser shall be true and correct at and as of the Closing with the same force and effect as though such representations and warranties had been made at and as of the Closing (unless made as of a specified date, in which case such representation and warranty shall be true and correct in all material respects as of the specified date);
(ii) Purchaser shall have complied in all material respects with its obligations and agreements under this Agreement; and (iii) the conditions set forth in Section 7(c) shall have been satisfied.

     8.   CONDITIONS PRECEDENT TO OBLIGATION OF PURCHASER.

          The obligation of Purchaser to consummate the Acquisition is subject to satisfaction and fulfillment of all of the following conditions precedent, each of which must be satisfied on or before the Closing unless waived by Purchaser:

          (a) COMPLIANCE BY SELLER, THE SHERLINES AND THE COMPANY; REPRESENTATIONS AND WARRANTIES CORRECT. All of the terms, conditions, agreements and obligations of this Agreement to be complied with and performed by Seller, the Sherlines and the Company at or before the Closing shall have been complied with and performed in all material respects, and all the representations and warranties made by Seller, the Sherlines and the Company in this Agreement shall be true and correct in all material respects at and as of the Closing (unless made as of a specified date, in which case such representation and warranty shall be true and correct in all material respects as of the specified date) with the same force and effect as though such representations and warranties had been made at and as of the Closing.

          (b) CONSENTS. The Company shall have obtained all consents and approvals which are necessary so that the execution, delivery and performance of this Agreement, and the consummation of the Acquisition, will not result in a breach or default under, or give a third party the right to terminate, any Company Contract, which consents and approvals shall be in form and substance reasonably satisfactory to Purchaser.

          (c) OPINION OF COUNSEL FOR SELLER. Purchaser shall have received an opinion of Stephens & Kray, a partnership of professional corporations, counsel for Seller, dated the Closing Date and addressed to Purchaser, in form and substance reasonably satisfactory to Purchaser and its counsel, containing the opinions set forth in EXHIBIT F.

          (d) NO ACTIONS. No Action seeking to enjoin or prohibit the Acquisition shall be pending.

          (e) NO MATERIAL ADVERSE CHANGES. Between the date hereof and the Closing there shall not have occurred any material adverse change in the Business Condition of the Company.

          (f) GOVERNMENTAL CONSENTS. All orders, permits, consents, licenses, approvals, franchises, certificates, registrations and other authorizations from Governmental Authorities that are necessary for Seller to consummate the Acquisition (including all Blue Sky and state securities permits, approvals, registrations and qualifications) must have been obtained.

          (g) EMPLOYMENT AGREEMENT. Drew Sherline shall have executed and delivered the Employment Agreement to the Company.

          (h) PAXALL OPTION AGREEMENT. The Company and Drew Sherline shall have executed and delivered an agreement providing the Company with the option to purchase Drew Sherline's ownership interest in Paxall, LLC.

          (i) OPERATING AGREEMENT. Seller and Drew Sherline shall have executed and delivered the Amended and Restated Operating Agreement of the Company to Purchaser.

          (j) CERTIFICATE. Seller, the Sherlines and the Company shall have delivered to Purchaser a certificate, dated as of the Closing to the effect that: (i) except as disclosed in the Company Disclosure Schedule delivered at the Closing, the representations and warranties of Seller, the Sherlines and the Company shall be true and correct at and as of the Closing with the same force and effect as though such representations and warranties had been made at and as of the Closing (unless made as of a specified date, in which case such representation and warranty shall be true and correct in all material respects as of the specified date);(ii) Seller, the Sherlines and the Company shall have complied in all material respects with its obligations and agreements under this Agreement; and (iii) the conditions set forth in Sections 8(b), (d), (e) and (f) shall have been satisfied.

     9.   ADDITIONAL COVENANTS.

          (a)  CERTAIN TAX MATTERS.

               (i) Purchaser shall prepare or cause to be prepared, consistent with past practice, and file or cause to be filed all Tax Returns for the Company for all periods ending on or prior to the Closing which are filed after the Closing. Purchaser shall permit Seller to review and comment on each such Tax Return described in the preceding sentence prior to filing. To the extent permitted by applicable Law, Seller and the Sherlines shall include any income, gain, loss, deduction or other tax items for such periods on their Tax Returns in a manner consistent with the Schedule K-1s furnished by the Company to Seller or by Seller to the Sherlines for such periods. Seller or the Sherlines shall pay all such Taxes or shall reimburse Purchaser for any Taxes of the Company with respect to such periods within 15 days after payment by Purchaser or the Company of such Taxes to the extent such Taxes are not reflected in the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) shown on the face of the Current Balance Sheet (rather than in any notes thereto).

               (ii) Purchaser shall prepare or cause to be prepared and file or cause to be filed any Tax Returns of the Company for periods which begin before the Closing and end after the Closing. Seller shall pay to Purchaser within 15 days after the date on which Taxes are paid with respect to such periods an amount equal to the portion of such Taxes which relates to the portion of such period ending on the Closing to the extent such Taxes are not reflected in the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) shown on the face of the Current Balance Sheet (rather than in any notes thereto). For purposes of this Section, in the case of any Taxes that are imposed on a periodic basis and are payable for a taxable period that includes (but does not end on) the Closing, the portion of such Tax which relates to the portion of such period ending on the Closing shall: (x) in the case of any Taxes other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the period ending on the Closing and the denominator of which is the number of days in the entire period; and (y) in the case of any Tax based upon or related to income or receipts be deemed equal to the amount which would be payable if the relevant taxable period ended on the Closing. Any credits relating to a taxable period that begins before and ends after the Closing shall be taken into account as though the relevant period ended on the Closing. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with prior practice of the Company and Seller.

               (iii) Purchaser, Seller, the Company and the Sherlines shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this
Section 9(a) and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.
To the extent not delivered to Purchaser, Seller and the Sherlines  agree:
(A) to retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing until the expiration of the statute of limitations (and, to the extent notified by Purchaser, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority; and (B) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, Seller and the Sherlines shall allow Purchaser to take possession of such books and records. Purchaser, Seller and the Sherlines further agree, upon request, to use their commercially reasonable efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby), including, where appropriate, the execution and filing of any and all consents, waivers, extensions of any applicable statutes of limitations, powers of attorney and other documents as shall be reasonably requested by any party hereto in connection with such Tax audit, assessment or other controversy.

               (iv) Purchaser shall promptly notify Seller in writing within 10 days of receipt by Purchaser or any of its Affiliates of notice of:
(A) any pending or threatened federal, state, local or foreign Tax audits or assessments of the Company; and (B) any pending or threatened federal, state, local or foreign Tax audits or assessments of Purchaser or any of its Affiliates which may affect the Liabilities for Taxes of the Company with respect to any period ending on or before the Closing. Seller and the Sherlines shall promptly notify Purchaser in writing within 10 days of receipt by Seller or the Sherlines of notice of any pending or threatened federal, state, local or foreign Tax audits or assessments relating to the income, properties or operations of the Company. Purchaser will have the sole right: (x) to represent the Company's interest with respect to any such Tax audit or assessment, including in any administrative or court proceeding relating thereto; and (y) to employ counsel of its choice at its expense and to control the conduct of such audit, assessment, or proceeding, including settlement or other disposition thereof. Seller and the Sherlines will cooperate with Purchaser and its counsel in the defense against or compromise of any claim in any such audit, assessment, or proceeding and Purchaser shall keep Seller apprized of any material developments in such audit, assessment, or proceeding.

               (v) All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement (including any corporate-level gains tax triggered by the Agreement) shall be paid by Seller or the Sherlines when due, and Seller and the Sherlines will, at their own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable Law, Purchaser will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.

               (vi) All tax sharing agreements or similar agreements with respect to or involving the Company, on one hand, and Seller or the Sherlines, on the other hand, shall be terminated as of the Closing and, after the Closing, the Company shall not be bound thereby or have any liability thereunder.

               (vii) Prior to the Closing, the Company, Seller and the Sherlines will not take or allow any action that would result in the termination of the Company's status as a limited liability company which is treated as a partnership for tax purpose.

               (viii) Seller and the Sherlines consent to the filing by the Company of an election under IRC Section 754 for the initial and all subsequent taxable years of the Company.

          (b) RELEASE. Except as otherwise expressly provided in this Agreement, effective as of the Closing, each of Seller and the Sherlines hereby forever relieves, releases and discharges the Company from any and all claims, debts, liens, liabilities, losses, demands, obligations, promises, acts, agreements, costs and expenses, damages, actions and causes of action, of whatever kind or nature, whether known or unknown, suspected or unsuspected, existing now, existing as of the Closing or accruing after the Closing based on, arising out of, or in connection with any action or omission of the Company prior to the Closing (other than the Continuing Obligations) (collectively, "RELEASED CLAIMS") and agrees that neither Purchaser nor the Company shall have any liability or obligation whatsoever to either of Seller or the Sherlines (or any Person claiming by or through either of them) arising out of or in connection with the Released Claims. Each of Seller and the Sherlines represents that he, she or it has not Transferred any Released Claims. In furtherance thereof, each of Seller and the Sherlines acknowledges that he, she or it is familiar with Section 1542 of the Civil Code of the State of California, which provides as follows:

          A general release does not extend to claims which the creditor did not know or suspect to exist in his favor at the time of executing the release, which if known by him, must have materially affected his settlement with the debtor.

Each of Seller and the Sherlines waives any and all rights he, she or it has or may have under California Civil Code Section 1542 and/or any successor section to it with respect to the claims released hereby.

          (c) MUTUAL COOPERATION. Each of the parties to this Agreement shall cooperate with the other parties and use its commercially reasonable efforts to take all actions and do all things that are proper, advisable or necessary to consummate the transactions contemplated by this Agreement, including: (i) effecting all necessary filings and registrations with Governmental Authorities and responding to all related requests for additional information; (ii) obtaining before the Closing all necessary orders, permits, consents, licenses approvals, authorizations, and qualifications from governmental authorities; (iii) defending any litigation or other legal proceedings challenging this Agreement or the consummation of the transactions contemplated by this Agreement; and (iv) seeking relief from any order that enjoins, impairs or restrains the ability of the parties to consummate the transactions contemplated by this Agreement provided that nothing in this Agreement shall require any party to make any payment in order to produce any order, permit, consent, approval, authorization or qualification.

          (d) EXPENSES OF THE COMPANY; BROKER'S FEE. The Company shall pay all fees and other charges of Global Capital Markets in connection with the transactions contemplated by this Agreement. Seller or the Sherlines shall pay all costs and expenses incurred by them or the Company (other than the fees and other charges of Global Capital Markets) in connection with the negotiation, execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement, including fees and expenses of counsel. Purchaser shall pay all costs and expenses incurred by Purchaser in connection with the negotiation, execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement, including fees and expenses of its counsel.

          (e) COVENANT NOT TO COMPETE. Drew Sherline agrees that he shall not, so long as he is a member, either of record or beneficially, of the Company and for a period of three years after he ceases to be a member of the Company, directly or indirectly, either as an employee, employer, consultant, agent, investor, principal, partner, stockholder (except as the holder of less than 1% of the issued and outstanding stock of a publicly held corporation), corporate officer or director, or in any other individual or representative capacity, engage or participate in any business in any county identified in EXHIBIT G to this Agreement or any other jurisdiction, domestic or foreign, in which the Company has conducted business that is in competition in any manner whatsoever with the business of the Company, as such business has been conducted while he was a shareholder.

          (f) CONFIDENTIALITY; PUBLICITY. Each of Seller and the Sherlines will not at any time after the date hereof disclose or use for his, her or its own benefit or purposes or the benefit or purposes of any other Person, other than Purchaser or the Company, any trade secrets, information, data, or other confidential information relating to customers, development programs, costs, marketing, trading, investment, sales activities, promotion, credit and financial data, financial methods, plans, or the business and affairs of Purchaser or the Company generally; PROVIDED that the foregoing shall not apply to information which is generally known to the public other than as a result of Seller's or the Sherlines' breach of this covenant. Except as required by law, neither Seller, the Sherlines nor the Company shall disclose to any Person or make any public announcement, by press release or otherwise, of this Agreement or the transactions contemplated by this Agreement without the prior written consent of Purchaser, which consent will not be unreasonably withheld or delayed once this Agreement is publicly announced by Purchaser. Purchaser will consult with the Company regarding any proposed written public announcement or press release concerning this Agreement or the transactions contemplated hereby, and will in good faith consider any comments and suggestions the Company may have; PROVIDED, HOWEVER, that Purchaser shall have the right to determine the actual text of any such announcement or release.

          (g) REPAYMENT OF EXCESS DISTRIBUTIONS. If the amounts distributed to the Sherlines or Seller after the Current Balance Sheet date result in the Company having a ratio of current assets (excluding any current assets related to the investment in the Water Flame technology, which assets have been transferred to Drew Sherline) to current liabilities of less than 1.33 to 1 (the "RATIO"), as reflected on the balance sheet dated as of the Closing Date, then the Sherlines or Seller shall promptly repay to the Company, by certified or bank cashiers check or wire transfer, an amount that would have been sufficient to cause the Ratio to equal or exceed 1.33 to 1 as of the Closing Date.

          (h) TAG ALONG RIGHTS. If, at any time after the Closing and prior to the initial public offering of the Company's securities, Purchaser proposes to Transfer, in a bona fide arms-length transaction or series of transactions to any third party or parties, otherwise than pursuant to an Affiliate of Purchaser, equity Securities of the Company which equal fifty percent (50%) or more of the total number of the then outstanding equity Securities of the Company, Purchaser shall so notify Seller, describing in such notification the material terms of such proposed Transfer. Seller shall have the right, exercisable by written notice to Purchaser within ten (10) Business Days after Purchaser gives notice to Seller of its intention to effect such Transfer, to require Purchaser to provide as part of its proposed Transfer that Seller be given the right to participate, in proportion to the respective percentage of outstanding equity Securities of the Company owned by Purchaser and Seller, in such transaction or series of transactions on the same terms and conditions (including but not limited to obligations with respect to indemnification) as Purchaser, and, if such right is exercised by Seller, Purchaser shall not proceed with such Transfer unless Seller is given the right to so participate. Seller may not assign its rights under this
Section 9(h) without the prior written consent of the Purchaser.

     10.  INDEMNIFICATION.

          (a) GENERAL. From and after the Closing, the parties shall indemnify each other as provided in this Section 10. For the purposes of this Section 10, each party shall be deemed to have remade all of its representations and warranties contained in this Agreement at the Closing with the same effect as if originally made at the Closing. As used in this
Agreement: (i) the term "INDEMNIFIED PARTY" shall mean a party who is entitled to indemnification from a party hereto pursuant to this Section 10;
(ii) the term "INDEMNIFYING PARTY" shall mean a party hereto who is required to provide indemnification under this Section 10 to another party; and (iii) the term "THIRD PARTY CLAIM" shall mean any Action which is asserted or threatened by a party other than the parties hereto, their successors and permitted assigns, against any Indemnified Party or to which any Indemnified Party is subject.

          (b) THE SHERLINES' AND SELLER'S INDEMNIFICATION OBLIGATIONS. Seller and the Sherlines shall, jointly and severally, indemnify, save and keep Purchaser and its officers, directors, employees and stockholders, the Company and its officers, directors and employees (other than Drew Sherline), and their respective heirs, successors and assigns (each a "PURCHASER INDEMNITEE" and collectively, the "PURCHASER INDEMNITEES") harmless against and from all Losses sustained or incurred by any Purchaser Indemnitee, as a result of or arising out of or by virtue of:

               (i) any inaccuracy in any representation and warranty made to Purchaser in this Agreement;

               (ii) the breach by the Company before the Closing or either of Seller or the Sherlines before or after the Closing of, or failure of the Company before the Closing or either of Seller or the Sherlines before or after the Closing to comply with, any of their respective covenants or obligations under this Agreement;

               (iii) any Liability of the Company, Seller or the Sherlines with respect to Tax Returns filed or Taxes owing for any tax period or portion thereof ending on or before the Closing, or for any tax period beginning before and ending after the Closing to the extent allocable (as determined in accordance with Section 9(a)(ii)), to the extent such Taxes are not reflected in the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) shown on the face of the Current Balance Sheet (rather than in any notes thereto);

               (iv) any Loss suffered or incurred by the Company as a result of, or arising out of, the phantom stock plan with Kathleen Lane, the lost stock certificate issued in the name of Kurt Rochlitz, and/or the finders agreement with Lucerne & Associates, all as disclosed in the Company Disclosure Schedule; and

               (v) fraud by either of Seller or the Sherlines in connection with this Agreement and the transactions contemplated hereby.

          (c) PURCHASER INDEMNIFICATION OBLIGATIONS. Purchaser shall indemnify, save and keep Seller, the Sherlines and their successors and permitted assigns (individually a "SELLER INDEMNITEE" and collectively, the "SELLER INDEMNITEES") harmless against and from all Losses sustained or incurred by any Seller Indemnitee as a result of or arising out of or by virtue of:

               (i) any inaccuracy in any representation and warranty made by Purchaser to Seller or the Sherlines in this Agreement;

               (ii) any breach by Purchaser of, or failure by Purchaser to comply with, any of its respective covenants or obligations under this Agreement; and

               (iii) fraud by Purchaser in connection with this Agreement and the transactions contemplated hereby.

          (d)  LIMITATION ON INDEMNIFICATION OBLIGATIONS.

               (i) Neither Purchaser Indemnitees nor the Seller Indemnitees shall be entitled to recover under Sections 10(b) or 10(c) unless: (A) a claim has been asserted by written notice, setting forth the basis for such claim, delivered to Purchaser or Seller, as the case may be, on or prior to March 31, 2001; and (B) the aggregate amount of indemnifiable Losses incurred by Purchaser Indemnities on the one hand or the Seller Indemnitees on the other hand exceeds $50,000 (the "BASKET"), at which time such claim for indemnification may be made for all Losses, not just the Losses in excess of the Basket.

               (ii) Notwithstanding anything to the contrary herein contained, the limitations contained in Sections 10(d)(i) shall not apply to indemnification obligations under Sections 10(b) and (c) for:(A) breaches of any of the representations and warranties relating to Sections 3(a)(iii) or
(iv), 3(b), 3(e) or 3(h);(B) breach of any covenants or agreement of any Indemnifying Party contained under Sections 2, 6 or 9 of this Agreement; or
(C) fraud by an Indemnifying Party in connection with this Agreement and the transactions contemplated by this Agreement.

               (iii) The amount of any indemnification to be provided by Seller or the Sherlines or Purchaser with respect to any Losses shall be reduced by any insurance proceeds received or to be received by the indemnified party with respect to such Losses. In furtherance hereof, the Purchaser agrees to use commercially reasonable efforts to cause the Company to maintain products liability insurance until March 31, 2001; provided such insurance is available to the Company on commercially reasonable terms.

          (e) NO CLAIM BY SELLER, THE SHERLINES OR OTHERS. Although Seller and the Sherlines may have relied on information supplied by the Company in making certain representations and warranties contained in this Agreement and the Company Disclosure Schedule, each of Seller and the Sherlines has no claim, and shall assert no claim, for contribution, indemnification or otherwise, against the Company with respect to any breach of any covenant or of any of the representations and warranties or any inaccuracy in the Company Disclosure Schedule irrespective of whether the information supplied by the Company and relied upon by Seller or the Sherlines was incomplete or inaccurate in any way or for whatsoever reason; further, each of Seller and the Sherlines acknowledges that the Company has made no representation or warranty to them with respect to the information supplied by the Company to them whatsoever.

          (f) THIRD PARTY CLAIMS. Forthwith following the receipt of notice of a Third Party Claim, the party receiving the notice of the Third Party Claim shall: (i) notify the other party of its existence setting forth with reasonable specificity the facts and circumstances of which such party has received notice; and (ii) if the party giving such notice is an Indemnified Party, specifying the basis hereunder upon which the Indemnified Party's claim for indemnification is asserted. The Indemnified Party shall have the right, without prejudice to its right of indemnification hereunder, in its discretion exercised in good faith and upon the advice of counsel, to contest, defend and litigate such Third Party Claim, and may settle such Third Party Claim, either before or after the initiation of litigation, at such time and upon such terms as the Indemnified Party deems fair and reasonable; PROVIDED, HOWEVER, that: (x) the Indemnified Party must give to the Indemnifying Party at least 5 days prior notice of its intention to settle; and (y) without the prior consent of the Indemnifying Party (which consent will not be unreasonably withheld), the Indemnified Party may not settle the Third Party Claim: (A) on terms which involve a payment by the Indemnified Party which (I) is in excess of $25,000 and (II) of which the Indemnifying Party will be obligated to pay more than 50%; or (B) if such settlement would involve an admission of liability by the Indemnifying Party, a loss or relinquishment of material rights by the Indemnifying Party or equitable relief against the Indemnifying Party. The Indemnified Party shall be reimbursed by the Indemnifying Party for the reasonable attorneys' fees and other expenses of defending, contesting, litigating and/or settling the Third Party Claim which are incurred from time to time, forthwith following the presentation to the Indemnifying Party of itemized bills for said attorneys' fees and other expenses.

          (g) LIQUIDATION OF INDEMNIFICATION CLAIMS. When an Indemnified Party shall give an Indemnifying Party notice of a Loss that has been fixed or determined as to amount, the notice shall specify in reasonable detail the nature and amount of the Losses and the sections of this Agreement upon which the claim for indemnification for the Losses is based. If the Indemnifying Party desires to dispute the claim, it shall, within 15 days after notice of the claim is given pursuant to this Section 10(g), give counter notice to the Indemnified Party, setting forth in reasonable detail the basis for disputing the claim. If no such counter notice is given within that 15-day period, or if the Indemnifying Party acknowledges liability for the indemnification, then the indemnification obligation shall be promptly satisfied.

          (h) DISPUTE RESOLUTION. If, within 15 days after the giving of a counter notice by the Indemnifying Party, the Indemnifying Party and the Indemnified Party have not reached agreement as to the indemnification claim in question, then the claim for indemnification shall be submitted to and settled by arbitration as hereinafter provided (it being expressly understood and agreed that if such counter notice is duly given, it is the intention of the parties to this Agreement that any such indemnification claim shall be resolved by arbitration as provided in this Section 10(h)). The arbitration shall be by a single arbitrator experienced in the matters at issue selected by, and mutually acceptable to, the Indemnifying Party and the Indemnified Party and shall be conducted in accordance with the arbitration rules of the American Arbitration Association. The arbitrator must be independent (not an agent, officer, director, attorney, employee, or shareholder of Purchaser or Seller or either of the Sherlines or a relative or Affiliate of any of those persons) without any economic or financial interest of any kind in the outcome of the arbitration. Each arbitrator's conduct will be governed by the Code of Ethics for Arbitrators in Commercial Disputes (1986) that has been approved and recommended by the American Bar Association and the American Arbitration Association. Within 60 days after the effective date of the counter notice of the Indemnifying Party, the arbitrator shall convene a hearing for the dispute to be held on such date and at such time and place in Los Angeles County, California, as the arbitrator designates upon 30 days' advance notice to each Indemnified Party and each Indemnifying Party. The parties shall request that the arbitrator render his decision within 30 days after the conclusion of the hearing. The arbitrator shall hear and decide the dispute based on the evidence produced, notwithstanding the failure or refusal to appear by a party who has been duly notified of the date, time, and place of the hearing. The decision of the arbitrator shall be final and binding as to any matters submitted under this Agreement, and to the extent that the arbitrator's decision is that Losses have been incurred for which a party is to be indemnified under this Agreement, the Losses shall be promptly satisfied; PROVIDED, HOWEVER, that, if necessary, such decision may be enforced by either the Indemnifying Party or the Indemnified Party in any court of record having jurisdiction over the subject matter or over any of the parties hereto. The prevailing party shall recover all of such party's costs, and reasonable attorneys' fees incurred in connection with any such arbitration.

          (i) CHARACTERIZATION OF INDEMNIFICATION PAYMENTS. All amounts paid by Purchaser or Seller or the Sherlines, as the case may be, under the terms of this Section 10 shall be treated for all Tax purposes as an adjustment of the Purchase Price, unless otherwise required by applicable law in which event such payments shall be made in an amount sufficient to indemnify the party on a net after-Tax basis.

          (j) ACCOUNTS RECEIVABLE. For purposes of determining whether accounts receivable are fully collectable as represented pursuant to Section 3(g)(v), an account shall be deemed not fully collectable if is shall not have been collected within eight months of the Closing Date. Purchaser shall assign to Seller any uncollectable accounts receivable for which Purchaser is indemnified in full by Seller or the Sherlines under this Section 10.

     11.  TERMINATION.  This Agreement may be terminated:

          (a) by delivery of written notice from Purchaser to Seller: (i) if any material condition to the obligation of Purchaser to complete the Acquisition set forth in Section 8 is not satisfied at the Closing or such earlier time or times contemplated thereby; or (ii) in the event of a material breach of any representation, warranty, condition or agreement of Seller or the

Sherlines contained in this Agreement that is not cured within 10 days of the time that written notice of such breach is received by Seller or the Sherlines; or

          (b) by delivery of written notice from Seller to Purchaser: (i) if any material condition to the obligations of Seller to complete the Acquisition set forth in Section 7 is not satisfied at the Closing or such earlier time or times contemplated thereby; or (ii) in the event of a material breach of any representation, warranty, condition or agreement of Purchaser contained in this Agreement that is not cured within 10 days of the time that written notice of such breach is received by Purchaser; or

          (c) by delivery of written notice from a party to the other parties if the Acquisition shall not have been consummated on or before January 31, 1999; or

          (d)  by mutual written consent of Purchaser and Seller.

          The termination of this Agreement shall not relieve any party from liability for any breach or default occurring prior to termination of this Agreement. If termination of this Agreement shall be judicially determined to have been caused by willful breach of this Agreement, then, in addition to other remedies at Law or in equity for breach of this Agreement, the party so found to have willfully breached this Agreement shall indemnify the other parties for their respective costs, fees and expenses of their counsel, accountants and other experts and advisors as well as fees and expenses incident to negotiation, preparation and execution of this Agreement and related documentation.

     12.  MISCELLANEOUS PROVISIONS.

          (a) NOTICES. All notices, consents, demands, requests, approvals or other communications hereunder shall be in writing and shall be deemed to have been duly given if: (i) delivered in person, on the date actually given;
(ii) by United States mail, certified or registered, with return receipt requested, on the date which is two Business Days after the date of mailing; or (iii) if sent by telex or facsimile transmission, with a copy mailed on the same day in the manner provided in (i) above, on the date transmitted provided receipt is confirmed by telephone:

               (A)  if to Purchaser to:

                         Westminster Capital, Inc.
                         9665 Wilshire Blvd., Suite M-10
                         Beverly Hills, CA  90212
                         Attention: Keenan Behrle, Executive Vice President Telecopy No.: (310) 271-6274

               (B)  if to Seller or the Sherlines to:

                         Drew Sherline and Cathy Sherline
                         28071 Tioga Court
                         Laguna Nigel, CA 92656
or at such other address as may have been furnished by such Person in writing to the other parties.

          (b) SEVERABILITY. Should any Section or any part of a Section within this Agreement be rendered void, invalid or unenforceable by any court of Law for any reason, such invalidity or unenforceability shall not void or render invalid or unenforceable any other Section or part of a Section in this Agreement.

          (c) EXHIBITS AND SCHEDULES. Each Exhibit and Schedule delivered pursuant to the terms of this Agreement, each document, instrument and certificate delivered by the parties in connection with the transactions contemplated hereby constitutes an integral part of this Agreement and is incorporated by reference into this Agreement.

          (d) GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED BOTH AS TO VALIDITY AND PERFORMANCE AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA, WITHOUT GIVING EFFECT TO THE CHOICE OF LAW PRINCIPLES THEREOF.

          (e) SUBMISSION TO JURISDICTION AND WAIVER OF IMMUNITY AND INCONVENIENT FORUM. Each of Seller and the Sherlines agree that any and all disputes arising in connection with this Agreement and the transactions contemplated hereby may be brought in any state or federal court of record located in the County of Los Angeles, State of California. Each of Seller and the Sherlines irrevocably submits to the jurisdiction of the state and federal courts located in the County of Los Angeles, State of California in any legal action or proceeding relating to this Agreement and the transactions contemplated hereby. Seller and the Sherlines irrevocably waive all immunity from jurisdiction, attachment and execution, whether on the basis of sovereignty or otherwise, to which they might otherwise be entitled in any legal action or proceeding in any state or federal court located in the County of Los Angeles, State of California. Each of Seller and the Sherlines irrevocably waives, to the fullest extent permitted by Law, any objection which it may now or hereafter have to any suit, action or proceeding relating to this Agreement and the transactions contemplated hereby being brought in the federal or state courts located in the County of Los Angeles, State of California, and hereby further irrevocably waive any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

          (f) HEADINGS. Section headings and subheadings used in this Agreement are for convenience only and shall not affect the meaning or construction of this Agreement.

          (g) NO ADVERSE CONSTRUCTION. The rule that a contract is to be construed against the party drafting the contract is hereby waived, and shall have no applicability in construing this Agreement, any other document delivered at the Closing or any provisions hereof or thereof.

          (h) COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

          (i) COSTS AND ATTORNEYS' FEES. In the event that any action, suit, or other proceeding is instituted concerning or arising out of this Agreement the prevailing party shall recover all of such party's costs, and reasonable attorneys' fees incurred in each and every such action, suit, or other proceeding, including any and all appeals or petitions therefrom.

          (j) SUCCESSORS AND ASSIGNS. All rights, covenants and agreements of the parties contained in this Agreement shall, except as otherwise provided herein, be binding upon and inure to the benefit of their respective successors and assigns. Neither Seller nor the Sherlines may assign his, her or its obligations under this Agreement without the prior written consent of Purchaser, and Purchaser may not assign any of its obligations under this Agreement without the prior written consent of Seller.

          (k) AMENDMENT. This Agreement may be amended at any time prior to or after the Closing by the mutual written agreement of all parties hereto.

          (l) WAIVER. At any time prior to the Closing, Purchaser and Seller may:

               (i) extend the time for the performance of any of the obligations or other acts of the parties hereto;

               (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto; or

               (iii) waive compliance with any of the agreements or conditions contained herein.

Any agreement on the part of Purchaser or Seller to any such extension or waiver shall be valid only if set forth in an instrument in writing signed by or on behalf of such party.

          (m) ENTIRE AGREEMENT. This Agreement, the attached Exhibits and Schedules, the other agreements and schedules referred to in this Agreement, contain the entire understanding of the parties and there are no further or other agreements or understandings, written or oral, in effect between the parties relating to the subject matter hereof unless expressly referred to herein. Notwithstanding the foregoing, the confidentiality provisions contained in paragraph 7 of that certain letter of intent, dated October 8, 1998, by and between Purchaser and Drew Sherline, will remain in effect until the Closing Date, after which date such provisions shall terminate.

          (n) TIME OF ESSENCE. Time is of the essence in the performance and satisfaction by each party of every condition, obligation and agreement to be performed or satisfied by the party under this Agreement.

          IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

                                    WESTMINSTER CAPITAL, INC.,
                                    A DELAWARE CORPORATION


                                    By: /s/ William Belzberg
                                       -----------------------------------
                                    Its: Chief Executive Officer
                                        ----------------------------------


                                    ONE SOURCE INDUSTRIES, LLC
                                    A CALIFORNIA LIMITED LIABILITY COMPANY


                                    By: /s/ Drew Sherline
                                       -----------------------------------
                                    Its: President
                                        ----------------------------------

                                    ONE SOURCE INDUSTRIES, INC.
                                    A CALIFORNIA CORPORATION


                                    By: /s/ Drew Sherline
                                       -----------------------------------
                                    Its: President
                                        ----------------------------------

                                     /s/ Drew Sherline
                                    --------------------------------------
                                         Drew Sherline

                                     /s/ Cathy Sherline
                                    --------------------------------------
                                         Cathy Sherline